Exhibit 10.1

RIGHT OF FIRST REFUSAL AGREEMENT

Between

SILVER WHEATON CORP.

- and -

MINES MANAGEMENT, INC.

November 2, 2007

THIS RIGHT OF FIRST REFUSAL AGREEMENT is dated as of the 2nd day of November, 2007.

BETWEEN:

SILVER WHEATON CORP., a corporation continued under the laws of the Province of Ontario

(“Silver Wheaton”)

- and -

MINES MANAGEMENT, INC., a corporation incorporated under the laws of the State of Idaho

(“MMI”)

RECITALS:

WHEREAS, Silver Wheaton and MMI have entered into an agreement (the “Subscription Agreement”) dated as of November 2, 2007 pursuant to which, on the terms and conditions set out therein, Silver Wheaton has agreed to purchase from MMI, by way of private placement, 2,500,000 common shares of MMI;

AND WHEREAS, the parties have agreed to enter into this Agreement with effect as of the date first noted above to grant Silver Wheaton a right of first refusal over certain silver purchase agreements contemplated by MMI on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants of the parties set forth herein, and other good and valuable consideration (the sufficiency and receipt of which is hereby acknowledged by each of the parties hereto) the parties hereto agree as follows:

1.             Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” of any Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing;

“Agreement” means this right of first refusal agreement;

“Election Period” shall have the meaning ascribed thereto in subsection 3(a);

“MMI” means Mines Management, Inc., a corporation incorporated under the laws of the State of Idaho;

“MMI Offer” shall have the meaning ascribed thereto in subsection 3(a);

“MMI Silver” shall mean silver mined, produced or otherwise recovered by MMI in the State of Montana, United States;

“Person” means a natural person, partnership, limited partnership, limited liability partnership, company, corporation, limited liability company, unlimited corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental authority, and pronouns have a similarly extended meaning;

“Silver Wheaton” means Silver Wheaton Corp., a corporation continued under the laws of the Province of Ontario; and

“Third Party Offer” shall have the meaning ascribed thereto in subsection 3(a).

2.             MMI Covenants

(a)           MMI hereby covenants and agrees that it shall not, and shall not permit any Affiliate of MMI to, at any time and from time to time, directly or indirectly, without the prior written authorization of Silver Wheaton: (i) incorporate or establish a corporation, partnership, trust or any other legal or other entity or Person for the purpose of purchasing (A) MMI Silver, (B) a quantity of silver based upon production of MMI Silver, or (C) a royalty based on production of MMI Silver, other than an Affiliate of MMI that is 100% owned or controlled by MMI and/or another Affiliate of MMI that does not offer its securities for sale to the public or whose securities do not trade in any manner on a stock exchange; (ii) invest in, acquire or agree to acquire or make any proposal to acquire, in any manner, any securities, any option to acquire any securities, any security convertible into or exchangeable for any securities or any other right to acquire any securities in any Person that issues its securities to the public or whose securities trade on a stock exchange and that has agreed to purchase MMI Silver, which in the aggregate would give MMI or any of its Affiliates more than 20% of the voting securities of such Person, or (iii) except as permitted under section 3, enter into any arrangement to sell any of the MMI Silver, other than trade sales in the ordinary course of business. For the avoidance of doubt, this section 2 shall preclude MMI or any of its Affiliates from creating a competitor to Silver Wheaton for the purpose of purchasing MMI Silver.

(b)           MMI hereby agrees that Silver Wheaton shall have the right to make a proposal to MMI’s board with respect to the purchase of MMI Silver or the purchase of a royalty relating to MMI Silver and MMI covenants and agrees to consider any such proposal in good faith.

3.             Right of First Refusal

(a)           If MMI or any of its Affiliates receives a bona fide offer from a third party (a “Third Party Offer”) to enter into an arrangement to purchase MMI Silver, other than trade sales in the ordinary course of business, and MMI or any of its Affiliates is willing to accept that Third Party Offer, then:

(i)            MMI shall give written notice to Silver Wheaton of the Third Party Offer together with MMI’s own offer to Silver Wheaton to sell MMI Silver on the same terms and conditions as the Third Party Offer (the “MMI Offer”); and

(ii)           Silver Wheaton shall have the right for a period of 15 days from the date of receipt of the MMI Offer (the “Election Period”) to elect to accept the MMI Offer.

(b)           Without prejudice to the binding nature of the agreement between MMI and Silver Wheaton that shall come into existence on the date on which Silver Wheaton elects to accept the MMI Offer, MMI or an Affiliate of MMI and Silver Wheaton or an Affiliate of Silver Wheaton shall enter into a written agreement, in form and content reasonably acceptable to MMI and Silver Wheaton, that incorporates the terms of the MMI Offer and other commercially reasonable terms and conditions, within 15 days following the date on which Silver Wheaton elects to accept the MMI Offer.

(c)           If Silver Wheaton rejects the MMI Offer or fails to provide written notice of acceptance to MMI within the Election Period, then the rights of Silver Wheaton with respect to this specific MMI Offer shall automatically terminate and MMI or its Affiliate shall be free to sell such MMI Silver to the applicable third party pursuant to the Third Party Offer. In the event that MMI or its Affiliate and the third party have not entered into a written agreement pertaining to such Third Party Offer within 30 days of the expiry of the Election Period, the right of first refusal herein contained shall be deemed to be revived and MMI shall be required to comply with the terms of this Section 3 with respect to any Third Party Offer.

(d)           For the avoidance of doubt, this Agreement and the right of first refusal granted hereby do not apply to, and such right of first refusal shall not be triggered by:  (i) trade sales and spot sales of MMI Silver in the ordinary course of business; (ii) sales or transfers of concentrates containing or including MMI Silver to smelters and refiners in the ordinary course of business; (iii) forward sales, other hedging arrangements or derivatives based on or related to MMI Silver or the delivery thereof; or (iv) security interests, assignments of production or other liens or encumbrances on or related to MMI Silver for the purpose of obtaining debt financing or other financing or the construction or operation of a mine that is expected to produce MMI Silver. For greater certainty, clauses (i), (ii) and (iii) above are limited to transaction in which no upfront payment is to be received by MMI or one of its Affiliates.

4.             Term

This Agreement shall have a term of 20 years and shall remain in effect from the date hereof to the date that is the 20th anniversary of this Agreement.

5.             Notices and Communications

All notices, demands and communications required or permitted hereunder will be in writing and will be delivered personally, by facsimile, by courier or by registered mail, postage prepaid, return receipt requested to the respective representatives at Silver Wheaton and MMI set forth below. Notices, demands and communications hereunder will be effective:  (i) if delivered personally, on delivery; (ii) if delivered by facsimile or by courier, upon receipt; or (iii) if delivered by registered mail, forty-eight (48) hours after deposit thereof in the mail addressed to the party to whom such notice, demand or communication is given. Until changed by written notice, all such notices, demands and communications will be addressed as follows:

If to Silver Wheaton:	Suite 3150, 666 Burrard Street Vancouver, British Columbia V6C 2X8 Attention: Chief Financial Officer Fax: (604) 684-3123
If to MMI:	905 West Riverside Avenue, Suite 311 Spokane, Washington 99201 Attention: Chief Financial Officer Fax: (509) 838-0486

6.             Entire Agreement

This Agreement and the Subscription Agreement constitute the entire understanding and agreement between the parties hereto and will supersede any and all other instruments, whether written or oral, pertaining to the subject matter of this Agreement.

7.             Assignment

Neither party may assign or transfer this Agreement in whole or in part without the prior written consent of the other party, provided that Silver Wheaton may assign this Agreement or the rights granted hereunder to any of its Affiliates upon the provision of written notice thereof to MMI. Subject to the foregoing, all the terms and conditions contained herein will inure to the benefit of and will be binding upon the parties hereto and their respective successors and assigns.

8.             Applicable Law and Severability

This Agreement will in all respects be governed by the laws of the State of Idaho. The invalidity or enforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

9.             Headings

The headings appearing at the commencement of the sections hereof are descriptive only and for convenience and reference. Should there be any conflicts between any such heading and the section at the head of which it appears, the section and not such heading will control and govern in the construction of this Agreement.

10.          Modifications or Amendments

No amendment, change, modification or waiver of this Agreement will be valid unless it is in writing and signed by both of the parties hereto and expressly states that such amendment, change, modification or waiver is intended.

11.          Counterparts

This document may be executed and delivered by facsimile, email or other electronic transmission in one or more separate counterparts, each of which, when so executed, will be deemed to be an original. Such counterparts will, together, constitute and be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

SILVER WHEATON CORP.

By:	/s/ Nolan Watson
Name:	Nolan Watson
Title:	Chief Financial Officer

MINES MANAGEMENT, INC.

By:	/s/ James Moore
Name:	James Moore
Title:	Chief Financial Officer